UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2010
ONCOGENEX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21243	95-4343413

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1522 217th Place S.E. Bothell, Washington	98021

(Address of Principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 686-1500
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 25, 2010, OncoGenex Pharmaceuticals, Inc. (“the Company”) announced that the Company and Steve Anderson, its chief financial officer, agreed that Mr. Anderson will leave the Company effective February 24, 2010. The determination date for Mr. Anderson’s departure was February 19, 2010.
In connection with Mr. Anderson’s departure, on February 24, 2010, OncoGenex Technologies Inc., a wholly-owned subsidiary of the Company (“Subsidiary”), and Mr. Anderson entered into an amendment (the “Amendment”) to Mr. Anderson’s employment agreement dated November 4, 2009 (“Original Employment Agreement”).
The Amendment amends the Original Employment Agreement to: (i) extend Mr. Anderson’s severance payment period from nine months to nine months and 12 days; (ii) provide Mr. Anderson with one month’s base compensation in lieu of the notice required under the Original Employment Agreement; and (iii) provide that the time-based vesting restrictions shall immediately lapse on any equity awards of the Company that would have time-vested if Mr. Anderson had continued in employment through December 31, 2010, rather than only through December 19, 2010, as would have been the case under the Original Employment Agreement.
A copy of the Amendment is attached hereto as Exhibit 10.1, and a copy of the press release announcing Mr. Anderson’s departure is attached hereto as Exhibit 99.1, both of which are incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Amendment dated February 24, 2010 to the Employment Agreement between OncoGenex Technologies Inc. and Stephen Anderson.

99.1	Press release of OncoGenex Pharmaceuticals, Inc. dated February 25, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.
Date: February 25, 2010	/s/ Scott Cormack
Scott Cormack
President and Chief Executive Officer